Installment Promissory Note
                            ___________________________


          1.   Promise  to  Pay.    In  consideration  of  the  receipt  of
           $3,000.00,  the  undersigned promises  to  pay  to  the order  of
          Biosynergy,  Inc. the sum of  $3,000.00, with interest thereon at the rate of 11.5% per annum, in two monthly installments of principal and interest of $1,521.57 commencing October 20, 1996. This Note is payable at 1940 East Devon Avenue, Elk Grove Village, IL 60007.

          2. Governing Law. This instrument shall be governed by the laws of the State of Illinois, and specifically the Uniform Commercial Code of the State of Illinois, as in effect from time to time.

          Date:  September 20, 1996


          BIOSYNERGY, INC.
          1940 East Devon Avenue
          Elk Grove Village, IL 60007



          /S/ FRED K. SUZUKI
          ________________________________
          Fred K. Suzuki, President



          /S/ LAUANE C. ADDIS
          _______________________________
          Lauane C. Addis, Secretary



                                      E-3

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